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                                                                       Exhibit 3

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             DYCOM INDUSTRIES, INC.

         Pursuant to Section 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation (the "Articles") of the undersigned corporation (the "Corporation") are hereby restated in their entirety as follows:

                                   ARTICLE I

         The name of the proposed corporation shall be:

                             DYCOM INDUSTRIES, INC.

                                   ARTICLE II

         This Corporation shall have and exercise all the powers conferred by the laws of the State of Florida upon business corporations, as fully and to the same extent as natural persons might or could do in all parts of the world. This Corporation may do all and everything necessary, suitable or proper for the accomplishments of any purpose or object either alone or in association with other corporations, firms or individuals to the same extent and as fully as individuals might or could do as principals, agents, contractors or otherwise.

                                  ARTICLE III

         (a) The aggregate number of shares which the Corporation shall have authority to issue, divided into two classes, is as follows:

                  (1) 150,000,000 shares of common stock having a par value of $0.33 1/3 per share (the "Common Stock"); and

                  (2) 1,000,000 shares of Preferred Stock of a par value of $1.00 per share (the "Preferred Stock").

         (b) The Board of Directors of the Corporation is hereby authorized to issue the Preferred Stock at any time and from time to time, in one or more series and for such consideration, but not less than the par value thereof, as may be fixed from time to time by the Board of Directors. The number of shares which shall comprise each such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) shall be determined from time to time by the Board of Directors. The Board of Directors is hereby expressly authorized, before issuance of any shares of a particular series, to determine any and all rights, preferences and limitations pertaining to such series, including but not limited to:

                  (1) Voting rights, if any, including without limitation the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidation or sales of assets, or voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class;


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                  (2) Rights, if any, permitting the conversion or exchange of any such shares, at the option of the holder, into any other class or series of shares of the Corporation and the price or prices or the rates of exchange and any adjustments thereto at which such shares will be convertible or exchangeable;

                  (3) The rate of dividends, if any, payable on shares of such series, the conditions and the dates upon which such dividends shall be payable and whether such dividends shall be cumulative or non-cumulative;

                  (4) The amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation;

                  (5) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or non-cumulative; and

                  (6) Any other preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series not fixed and determined herein, to the extent permitted to do so by law.

         (c) All shares of Preferred Stock shall be of equal rank and shall be identical, except with respect to the particulars that may be fixed by the Board of Directors pursuant to paragraph (b) of this Article III and as to the date from which dividends thereon, if any, shall be cumulative if made cumulative by the Board of Directors,

         (d) All shares of Common Stock shall be of equal rank and shall be identical. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in his name on the books of the Corporation. The Common Stock shall have the following rights relative to the Preferred Stock:

                  (1) After the requirements, if any, with respect to preferential dividends on the Preferred Stock shall have been satisfied and after the Corporation shall have complied with all of the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption, repurchase or retirement accounts, then and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; and

                  (2) After distribution in full of the preferential amount, if any, required to be distributed to the holders of the Preferred Stock in the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders, ratably in proportion to the number of shares of Common Stock held by them respectively.

         (e) No holder of any class of stock of the Corporation, as such, shall have or be entitled to any preemptive rights whatsoever.

         (f) SERIES A PREFERRED STOCK.

                  (1) DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Preferred Stock," par value $1.00 per share (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 100,000.

                  (2) DIVIDENDS AND DISTRIBUTIONS.

                           (A) Subject to the prior and superior rights of the
                  holders of any shares of any other series of Preferred Stock or any other shares of preferred stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of one ten-thousandth (1/10,000) of a share (a "UNIT") of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being a "QUARTERLY DIVIDEND PAYMENT DATE"), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit of Series A Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock (as defined in Section (f)(12)) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock. In the event that the Corporation shall at any time after April 4, 2001 (the "RIGHTS DECLARATION DATE") (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (B) The Corporation shall declare a dividend or
                  distribution on Units of Series A Preferred Stock as provided in paragraph (A) above immediately after it



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

                  declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED, HOWEVER, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per Unit on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                           (C) Dividends shall begin to accrue and shall be
                  cumulative on each outstanding Unit of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such Unit of Series A Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case, dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a unit-by-unit basis among all Units of Series A Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                  (3) VOTING RIGHTS. The holders of Units of Series A Preferred Stock shall have the following voting rights:

                           (A) Subject to the provision for adjustment
                  hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (B) Except as otherwise provided herein or by law,
                  the holders of Units of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                           (C) (i) If at any time dividends on any Units of
                  Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, then during the period (a "default period") from the occurrence of such event until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Units of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment, all holders of Units of Series A Preferred Stock, voting separately as a class, shall have the right to elect two Directors.

                           (ii) During any default period, such voting rights of
                  the holders of Units of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section (f)(3)(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting rights nor any right of the holders of Units of Series A Preferred Stock to increase, in certain cases, the authorized number of Directors may be exercised at any meeting unless one-third of the outstanding Units of Preferred Stock shall be present at such meeting in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Units of Series A Preferred Stock of such rights. At any meeting at which the holders of Units of Series A Preferred Stock shall exercise such voting rights initially during an existing default period, they shall have the right, voting separately as a class, to elect Directors to fill up to two vacancies in the Board of Directors, if any such vacancies may then exist, or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of Units of Series A Preferred Stock shall have exercised their right to elect Directors during any default period, the number of Directors shall not be increased or decreased except as approved by a vote of the holders of Units of Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to the Series A Preferred Stock.

                           (iii) Unless the holders of Series A Preferred Stock
                  shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 25% of the total number of the Units of Series A Preferred Stock outstanding may request, the calling of a special meeting of the holders of Units of Series A Preferred Stock, which meeting shall thereupon be called by the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Units of Series A Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Units of Series A Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 25% of the total number of outstanding Units of Series A Preferred Stock. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

                           (iv) During any default period, the holders of shares
                  of Common Stock and Units of Series A Preferred Stock, and other classes or series of stock of the Corporation, if applicable, shall continue to be entitled to elect all the Directors until holders of the Units of Series A Preferred Stock shall have exercised their right to elect two Directors voting as a separate class, after the exercise of which right
                  (x) the Directors so elected by the holders of Units of Series A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph
                  (C)(ii) of this Section (f)(3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock which elected the Director whose office shall have become vacant. References in this paragraph
                  (C) to Directors elected by the holders of a particular class of capital stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                           (v) Immediately upon the expiration of a default
                  period, (x) the right of the holders of Units of Series A Preferred Stock as a separate class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Units of Series A Preferred Stock as a separate class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Articles or By-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section (f)(3) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                           (vi) The provisions of this paragraph (C) shall
                  govern the election of Directors by holders of Units of Preferred Stock during any



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                  default period notwithstanding any provisions of the Articles to the contrary.

                           (D) Except as set forth herein, holders of Units of
                  Series A Preferred Stock shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

                  (4) CERTAIN RESTRICTIONS.

                           (A) Whenever quarterly dividends or other dividends
                  or distributions payable on Units of Series A Preferred Stock as provided in Section (f)(2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series A Preferred Stock shall have been paid in full, the Corporation shall not:

                                    (i) declare or pay dividends on, make any
                           other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock (as defined in Section (f)(12));

                                    (ii) declare or pay dividends on or make any
                           other distributions on any shares of parity stock (as defined in Section (f)(12)), except dividends paid ratably on Units of Series A Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

                                    (iii) redeem or purchase or otherwise
                           acquire for consideration shares of any parity stock, PROVIDED, HOWEVER, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock;

                                    (iv) purchase or otherwise acquire for
                           consideration any Units of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

                           (B) The Corporation shall not permit any subsidiary
                  of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section
                  (f)(4), purchase or otherwise acquire such shares at such time and in such manner.

                  (5) REACQUIRED SHARES. Any Units of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or



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         resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  (6) LIQUIDATION, DISSOLUTION OR WINDING UP.

                           (A) Upon any voluntary or involuntary liquidation,
                  dissolution or winding-up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $0.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series A Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding-up.

                           (B) In the event the Corporation shall at any time
                  after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or
                  (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section (f)(6) shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (7) CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding



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         immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (8) REDEMPTION. The Units of Series A Preferred Stock shall not be redeemable.

                  (9) RANKING. The Units of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

                  (10) AMENDMENT. The Articles, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Preferred Stock, voting separately as a class.

                  (11) FRACTIONAL SHARES. The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                  (12) CERTAIN DEFINITIONS. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

                           (A) The term "COMMON STOCK" shall mean the class of
                  stock designated as the common stock, par value $0.33-1/3 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of such common stock.

                           (B) The term "JUNIOR STOCK" (i) as used in Section
                  (f)(4), shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series A Preferred Stock has preference or priority as to the payment of dividends and
                  (ii) as used in Section (f)(6), shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                           (C) The term "PARITY STOCK" (i) as used in Section
                  (f)(4), shall mean any class or series of stock of the Corporation hereafter authorized or issued ranking PARI PASSU with the Series A Preferred Stock as to the payment of dividends and (ii) as used in Section (f)(6), shall mean any class or series of capital stock ranking PARI PASSU with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                                   ARTICLE IV

         This Corporation shall have perpetual existence, unless sooner voluntarily dissolved according to law.

                                   ARTICLE V

         The principal office and mailing address of the Corporation shall be at 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410. However, this Corporation shall have the power to transact business in other place or places both within and without the State of Florida and throughout the world.

         Meetings of the shareholders and Directors of this Corporation for any and all purposes, except the annual meeting of shareholders may be held at places other than the principal office of the Corporation, within or outside the State of Florida, and the place or places for the holdings of such meetings may be specified in the By-Laws or by the Board of Directors. The annual meeting of shareholders shall be held at or near the principal offices of the Corporation.

                                   ARTICLE VI

         (a) The number of Directors which shall constitute the entire Board of Directors shall be determined from time to time by resolution of the Board of Directors. The Directors shall be elected at the annual shareholders' meetings, except as provided in paragraph (c) of this Article VI. The Directors shall be divided into three classes, each of which shall be as nearly equal in number as possible. At the annual shareholders' meeting in 1983, one class of Directors shall be elected for a one-year term, one class for a two-year term and one class for a three-year term. Commencing with the annual shareholders' meeting in 1984 and at each succeeding annual shareholders' meeting, successors to the class of Directors whose term expires at such annual shareholders' meeting shall be elected for a three-year term. If the number of such Directors shall be changed, any such increase or decrease in directorships shall be apportioned among the classes so as to maintain the number of Directors comprising each class as nearly equal as possible; PROVIDED, HOWEVER, that any decrease in the number of Directors which shall cause a Director to be removed prior to the expiration of his term shall be subject to the provisions of paragraph (b) of this Article VI.

         (b) A Director shall hold office until the annual shareholders' meeting for the year in which his term expires and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office or death. Directors may be removed by the shareholders only for cause. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the Director whose removal shall be proposed shall have been convicted of a felony by a court of competent jurisdiction and such conviction shall no longer be subject to direct appeal, or shall have been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation, and such adjudication shall no longer be subject to direct appeal.

         (c) If any vacancy shall occur in the Board of Directors caused by the death, resignation, retirement or removal from office of any Director, or otherwise, or if any new directorship shall be created by an increase in the authorized number of Directors, a majority of the Directors in office, though less than a quorum, may choose a successor or successors, or fill the newly created directorship. Any Director thus elected to fill a vacancy shall hold office only until the next annual shareholders' meeting.

         (d) During the period when the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specified number of Directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right shall continue to be asserted: (1) the then otherwise authorized number of Directors constituting the entire Board of Directors shall be increased by such specified number of Directors and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for, pursuant to the provisions of such Preferred Stock; (2) each such additional Director shall not be a member of one of the three classes of Directors provided for in paragraph (a) of this
Article VI, but shall serve only until the next annual shareholders' meeting or until his successor shall have been elected and qualified, or until his right to hold such office shall terminate pursuant to the provisions of such Preferred Stock, whichever shall be earlier; and (3) whenever the holders of such Preferred Stock shall be divested of such right to elect a specified number of Directors pursuant to the provisions of such Preferred Stock, the terms of office of all Directors elected by the holders of such Preferred Stock pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of Directors so elected by the holders of such Preferred Stock, shall forthwith terminate and the authorized number of Directors constituting the entire Board of Directors shall be reduced accordingly.

         (e) In case of an equality of votes on any question before the Board of Directors, the Chief Executive Officer of the Corporation shall have a second and deciding vote.

         (f) Amendment or deletion of this Article VI shall require the affirmative vote of the holders of at least 80% of the shares of the Corporation entitled to vote thereon.

                                  ARTICLE VII

         (a) (1) In addition to any affirmative vote required by law or under any other provision of these Articles, and except as otherwise expressly provided in this Article VII,

                           (A) any merger or consolidation of the Corporation or
                  any Subsidiary (as hereinafter defined in paragraph (c)(8) of this Article VII) with or into (i) any Substantial Stockholder (as hereinafter defined in paragraph (c)(2) of this Article
                  VII) or (ii) any other corporation (whether or not itself a Substantial Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined in paragraph (c)(7) of this Article VII) of a Substantial Stockholder, or

                           (B) any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition (in one transaction or a series of related transactions) to or with any Substantial Stockholder or any Affiliate of a Substantial Stockholder of any Substantial Part (as hereinafter defined in paragraph
                  (c)(9) of this Article VII) of the assets of this Corporation or of any Subsidiary, or



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

                           (C) the issuance or transfer by the Corporation or by
                  any Subsidiary (in one transaction or a series of related transactions) of any Equity Security (as hereinafter defined in paragraph (c)(11) of this Article VII) of the Corporation or any Subsidiary to any Substantial Stockholder or any Affiliate of a Substantial Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more, or

                           (D) the adoption of any plan or proposal for the
                  liquidation or dissolution of the Corporation if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, any person shall be a Substantial Stockholder, or

                           (E) any reclassification of securities (including any
                  reverse stock split) or recapitalization of the Corporation, or any reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Stockholder; which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of any class of equity securities of the Corporation or any Subsidiary which is directly or indirectly Beneficially Owned (as hereinafter defined in paragraph (c)(3) of this Article VII) by any Substantial Stockholder, shall (except as otherwise expressly provided in these Articles) require the affirmative vote of the holders of then outstanding Voting Shares (as hereinafter defined in paragraph (c)(10) of this Article VII entitled to cast at least 80% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares; PROVIDED, HOWEVER, that such affirmative vote must include the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all the then outstanding Voting Shares not beneficially owned by any Substantial Stockholder. Each such affirmative vote shall be required notwithstanding that no vote may be required, or that some lesser percentage may be specified, by law or pursuant to any agreement with any national securities exchange or otherwise.

                  (2) The term "Business Combination" as used in this Article VII shall mean any transaction which is described in any one or more of clauses (A) through (E) of paragraph (a)(1) of this Article VII.

         (b) (1) The provisions of this Article VII shall not be applicable to any Business Combination if:

                           (A) prior to the date the Substantial Stockholder
                  which is a party thereto or whose proportionate share of the outstanding securities of any class of Equity Security of the Corporation or any Subsidiary is increased by reason thereof, or in the case of a Business Combination described in clause
                  (D) of paragraph (a)(1) of this Article VII, prior to the date any Substantial Stockholder affected by such Business Combination became a Substantial Stockholder, the terms of such transaction were approved by the Corporation's Board of Directors, or

                           (B) after the date referred to in subparagraph (A)
                  above, the terms of such transaction were approved by both two-thirds of the Whole Board (as hereinafter defined in paragraph (c)(6) of this Article VII), and a majority of those members of the Board of Directors who shall constitute Continuing Directors (as hereinafter defined in paragraph
                  (c)(5) of this Article VII).

                  (2) The Board of Directors of the Corporation, when evaluating any Business Combination shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of such Business Combination on the employees, customers, suppliers and other constituents of the Corporation and its Subsidiaries and on the communities in which the Corporation and its Subsidiaries operate or are located.

         (c) For the purposes of this Article VII:

                  (1) A person, shall mean any individual, firm, corporation or other entity.

                  (2) "Substantial Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of any such Business Combination (other than a Business Combination referred to in paragraph (a)(1)(D) of this Article VII):

                           (A) is the Beneficial Owner, directly of indirectly,
                  of more than 20% of the Voting Shares (determined solely on the basis of the total number of Voting Shares so beneficially owned in relation to the total number of Voting Shares issued and outstanding), or

                           (B) is an Affiliate of the Corporation and at any
                  time within three years prior to the date in question was the Beneficial Owner, directly or indirectly, of more than 20% of the then outstanding Voting Shares (determined an aforesaid), or

                           (C) is an assignee of or has otherwise succeeded to
                  any shares of capital stock of the Corporation which were at any time within three years prior to the date in question Beneficially Owned by any Substantial Stockholder, or Affiliate of a Substantial Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

                  (3) "Beneficially Owned" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on May 1, 1983; PROVIDED, HOWEVER, that a person shall, in any event, also be deemed to be the "Beneficial Owner" of any Voting Shares:

                           (A) which such person or any of its Affiliates or
                  Associates (as hereinafter defined in subparagraph (7) of this paragraph (c)) Beneficially Owns, directly or indirectly, or

                           (B) which such person or any of its Affiliates or
                  Associate has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of any agreement, arrangement or understanding with the Corporation to affect a Business Combination) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding or relationship, or otherwise (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner), or

                           (C) which are Beneficially Owned, directly or
                  indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates act as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation;

                  and PROVIDED FURTHER, however, that (i) no Director or Officer of the Corporation, nor any Associate or Affiliate of any such Director or Officer, shall, solely by reason of any or all of such Directors and Officers acting in their capacities as such, be deemed, for any purposes hereof, to Beneficially Own any Voting Shares Beneficially Owned by any other such Director or Officer (or any Associate or Affiliate thereof), and (ii) no employee stock ownership or similar plan of the Corporation or any Subsidiary nor any trusts with respect thereto, nor any Associate or Affiliate of any such trustee, shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof to Beneficially Own any Voting Shares held under any such plan.

                  (4) For purposes of computing the percentage Beneficial Ownership of Voting Shares of a person in order to determine whether such person is a Substantial Stockholder, the outstanding Voting Shares shall include shares deemed owned by such person through application of subparagraph (3) of this paragraph (c) but shall not include any other Voting Shares which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Voting Shares shall include only Voting Shares then outstanding and shall not include any Voting Shares which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

                  (5) "Continuing Director" shall mean a person (i) who was elected as a Director at the 1983 annual shareholders' meeting, or (ii) who was thereafter elected by the shareholders or appointed by the Board of Directors of the Corporation prior to the date as of which the Substantial Stockholder (or Substantial Stockholders) in question became a Substantial Stockholder (or Substantial Stockholders) or (iii) who was designated (before his initial election or appointment as a Director) as a Continuing Director by a majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, by a majority of the then Continuing Directors.

                  (6) "Whole Board" shall mean the total number of Directors which the Corporation would have if there were no vacancies.

                  (7) An "Affiliate" of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term "Associate" used to indicate a relationship with any person shall mean (i) any corporation or organization (other than the Corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of any class of Equity Security, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person, or is an officer or director of any corporation controlling or controlled by such person.

                  (8) "Subsidiary" shall mean any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, PROVIDED, HOWEVER, that for the purposes of the definition of Substantial Stockholder set forth in subparagraph (2) of this paragraph (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

                  (9) "Substantial Part" shall mean assets having a fair value in excess of 10% of the value of the total consolidated assets of the Corporation as shown on the Corporation's certified balance sheet at the end of its most recent fiscal year ending prior to the time the determination is made.

                  (10) "Voting Shares" shall mean any shares of capital stock of the Corporation entitled to vote generally in the election of Directors.

                  (11) "Equity Security" shall have the meaning given to such term under Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on May 1, 1983.

                  (12) "Fair Value" shall mean, with respect to any securities, property, assets or other consideration, the fair market value thereof at any time 90 days prior to the date of the consummation of any transaction, which value and time shall be determined by a majority of the Continuing Directors who shall be advised on such value by an investment banking firm selected by them.

         (d) A majority of the Whole Board shall have the power to determine, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the power to determine, for the purposes of this Article VII, on the basis of information known to them, (i) the number of Voting Shares Beneficially owned by any person, (ii) whether a person is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to any matter referred to in subparagraph (3)(C) of paragraph (c) of this
Article VII, (iv) whether the assets subject to any Business Combination constitute a Substantial Part of the assets of the corporation in question and/or (v) any other factual matter relating to the applicability or effect of this Article VII.

         (e) A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is a Substantial Stockholder (or holds of record Voting Shares Beneficially Owned by any Substantial Stockholder) supply the Corporation with complete information as to
(i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is a Substantial Stockholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is a Substantial Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares and (iii) any other factual matter(s) relating to the applicability or effect of this Article VII as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

         (f) Any determinations by the Board of Directors or by the Continuing Directors, as the case may be, made pursuant to this Article VII in good faith and on the basis of such information and assistance as shall be then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its shareholders, including any Substantial Stockholder.

         (g) Any amendment, alteration, change or repeal of this Article VII shall, in addition to any other vote or approval required by law or by these Articles, require the affirmative vote of the holders of then outstanding Voting Shares entitled to cast at least 80% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares (and such affirmative vote must include the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all Voting Shares not Beneficially Owned by any Substantial Stockholder); PROVIDED, HOWEVER, that this paragraph (g) shall not apply to, and such 80% vote (and such further majority vote) shall not be required for, any amendment, alteration, change or repeal declared advisable by the Board of Directors by the affirmative vote of two-thirds of the Whole Board and submitted to the shareholders for their consideration, but only if a majority of the members of the Board of Directors acting upon such matter shall be Continuing Directors.

         (h) Nothing contained in this Article VII shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

         (i) In the event that any paragraph (or portion thereof) of this
Article VII shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article VII shall be deemed to remain in full force and effect and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its shareholders that each such remaining provision (or portion thereof) of this
Article VII remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including Substantial Stockholders, notwithstanding any such finding.

                                  ARTICLE VIII

         (a) No action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting, and the power of the shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

         (b) In addition to any other provision of these Articles, there shall be required to amend, alter, change or repeal any of the provisions of this
Article VIII the affirmative vote of the holders of 80% of all classes of stock of the Corporation entitled to vote in elections of Directors, considered for this purpose as one class.

                                   ARTICLE IX

         The street address of the Corporation's registered office and the name of its registered agent at such address is as follows:

         Name of Registered Agent           Address of Registered Agent
         ------------------------           ---------------------------
         Marc R. Tiller                     Dycom Industries, Inc.
                                            4440 PGA Boulevard, Suite 500
                                            Palm Beach Gardens, Florida 33410

         IN WITNESS WHEREOF, the undersigned, for the purpose of restating the Corporation's Articles of Incorporation, has executed these Restated Articles of Incorporation as of May 22, 2002.




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